Contact:

Allison Wey

Senior Director, Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

THOMAS P. RICE ELECTED TO BOARD OF DIRECTORS

OF PAR PHARMACEUTICAL COMPANIES, INC.

Woodcliff Lake, N.J., June 12, 2009 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that Thomas P. Rice has been elected to the company’s board of directors.  Mr. Rice was also appointed to the Audit Committee and the Nominating-Corporate Governance Committee.

Currently, Mr. Rice is a principal and co-founder of Columbia Investments LLC, Baltimore, Maryland, which invests in local businesses in Maryland.  From February 2004 to November 2006, he was the Chief Executive Officer of Andrx Corporation when Andrx was sold to Watson Pharmaceuticals.  He was also a director of Andrx from April 2003 until November 2006. Mr. Rice is currently a director of Chemed Corporation, the owner of two wholly-owned subsidiaries: VITAS Healthcare Corporation and Roto-Rooter.  Mr. Rice has an M.S. in Finance from Loyola College and a B.S. from the University of Maryland.  He is also a Certified Public Accountant.

Patrick G. LePore, Par’s Chairman, President and Chief Executive Officer, said, “We are very pleased to welcome Tom to our board of directors.  Tom is a proven and successful executive whose extensive knowledge of generic and branded pharmaceutical operations will bring valuable insight to our board.”

About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press release and other company information, visit www.parpharm.com.

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